Exhibit 99.1

CASELLA WASTE SYSTEMS NAMES JOHN QUINN CHIEF FINANCIAL OFFICER

RUTLAND, VERMONT (December 22, 2008) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling, and resource management company, announced today that John Quinn, a seasoned industry finance executive, will join the company as senior vice president, chief financial officer, and treasurer.

“John has an outstanding record of accomplishment, spanning over twenty-one years as a finance leader in the solid waste industry,” John W. Casella, chairman and chief executive officer, said.

“John’s broad experience in capital markets, strategic planning, and all facets of solid waste financial management will be a strong addition to our team,” Casella said.  “Beyond this expertise, he is also an excellent leader who has demonstrated a great deal of integrity throughout his career.”

John Quinn will be responsible for leading all financial operations and functions within the company.  Quinn will join the company on January 5, 2009.  Richard Norris, the company’s recently retired chief financial officer, will continue in a consulting role through January to ensure a successful transition.

Quinn is joining the company from Allied Waste Industries (now Republic Services), where he most recently served as senior vice president of finance.  In his eight years with Allied Waste Industries, he served in a number of key finance capacities, including chief accounting officer, assistant controller, and vice president of financial analysis and planning.

As the senior vice president of finance, Quinn led the financial planning and information systems departments. In these roles, Quinn was deeply involved in Allied Waste’s pricing, return on capital, and merger and acquisitions programs, including the recent merger between Allied Waste and Republic Services.

Quinn received his bachelor of commerce, accounting and economics degree from the University of Toronto, and he received his MBA from York University.  He is also a chartered management accountant.  Following graduation, he spent four years with a subsidiary of Ford Motor Company in various finance and treasury roles.  For the next fifteen years, before joining Allied Waste Industries, Quinn worked for Waste Management in a number of finance and operational roles with increasing responsibility, most recently as the European finance director for Waste Management Services International.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services primarily in the eastern United States.

For further information, contact John Casella, chief executive officer, at (802) 775-0325, or Ned Coletta, director of investor relations at (802) 772-2239, or visit the Company’s website at http://www.casella.com.